EXHIBIT 10.1

[South32 Letterhead]

20, March 2019

Tim Barry

Chief Executive Officer

Silver Bull Resources Inc.

Minera Metalin S.A. de C.V.

c/o Silver Bull Resources Inc.

Contratistas de Sierra Mojada S.A.de C.V.

c/o Silver Bull Resources Inc.

Suite 1610, 777 Dunsmuir Street

Vancouver, British Columbia

Canada V7Y 1K4

PRIVATE AND CONFIDENTIAL

Dear Mr Barry:

Re:

Amending Agreement No. 1 – Option Agreement between Silver Bull Resources Inc. (“Silver Bull”), Minera Metalin S.A, de C.V. (“Company”), Contratistas de Sierra Mojada S.A. de C.V. (“Contratistas”) and South32 International Investment Holdings Pty Ltd (“South32”) dated June 1, 2018 (“Agreement”)

1.

Introduction

Silver Bull, the Company, Contratistas and South32 are parties to the Agreement. The Parties now desire to amend the Agreement in accordance with this amending agreement.

2.

Definitions and Interpretation

Terms defined in the Agreement, but not defined in this amending agreement, will have the same meaning when used in this amending agreement.

3.

Amendment

With effect from the date of this amending agreement the Option Agreement is amended by:

(1)

deleting “section 3.8(1)” in section 1.1(80) and substituting “section 3.8(2)”;

(2)

inserting after section 1.1(102):

“(102A) “Silver Bull Option Agreement Account” has the meaning given in section 3.8(1);”

(3)

deleting sections 3.8(1) to 3.8(3) in their entirety and substituting:

“(1)

Silver Bull must open in its own name and maintain a special purpose bank account (which must be interest-bearing if possible), in US Dollars, to be styled the “Silver Bull Option Agreement Account” into which account a Capital Advance by South32 on account of any Tranche must be deposited if:

(a)

South32 is unable to directly deposit such Capital Advance into the Option Agreement Accounts; or

(b)

the Parties expressly agree that such Capital Advance is to be deposited into the Silver Bull Option Agreement Account.

(2)

The Company must open in its own name and maintain special purpose bank accounts (which must be interest-bearing if possible), in both Mexican pesos and US Dollars, to be styled the “Option Agreement Accounts”. Except where the Parties expressly agree pursuant to section 3.8(1)(b) that a Capital Advance is to be deposited into the Silver Bull Option Agreement Account, each Capital Advance by South32 on account of any Tranche must be deposited into the Option Agreement Accounts:

(a)

if South32 is able to directly deposit such Capital Advance into the Option Agreement Accounts; or

(b)

upon such Capital Advance being remitted or transferred by Silver Bull to the Company from the Silver Bull Option Agreement Account in accordance with section 3.8(3)(a),

and from which all Qualifying Expenditure which is to be funded by South32 will be paid or reimbursed to the Company.

(3)

Subject to section 3.8(4) and for greater certainty all Capital Advances by South32 on account of any Tranche will be held by Silver Bull in the Silver Bull Option Agreement Account or by the Company in the Option Agreement Accounts (or both, as the case may be) subject to the following:

(a)

in the case where South32 has deposited a Capital Advance into the Silver Bull Option Agreement Account, the approval or deemed approval of any Approved Program by the Technical Committee will be deemed to be South32’s consent for Silver Bull to:

(i)

retain the Capital Advance or the relevant part of it as reimbursement for Qualifying Expenditures incurred directly by Silver Bull or make disbursements with respect to Qualifying Expenditures to be incurred directly by Silver Bull; or

(ii)

remit or transfer the Capital Advance or the relevant part of it to the Company for deposit into the Option Agreement Accounts and thereafter for the Company to withdraw and remit (without deduction of any kind) to the Operator the funds in the Option Agreement Accounts to be expended by the Operator as contemplated by such Approved Program;

(b)

in the case where South32 has directly deposited a Capital Advance into the Option Agreement Accounts, the approval or deemed approval of any Approved Program by the Technical Committee will be deemed to be South32’s consent for the Company to withdraw and remit (without deduction of any kind) to the Operator the funds in the Option Agreement Accounts to be expended by the Operator as contemplated by such Approved Program; and

(c)

South32 will have no further rights or interests in the Silver Bull Option Agreement Account, the Option Agreement Accounts or the South32 Initial Funding upon the expiry or exercise of the Option or upon the termination of this Agreement in accordance with its terms.

(4)

If Silver Bull,  the Company or the Operator is the subject of any of the events described in section 11.1(2) such that Silver Bull, the Company or the Operator becomes an Insolvent Party then immediately preceding the happening of any such event, any consent of South32 and any right or authority of Silver Bull or the Company to withdraw any funds standing in the Silver Bull Option Agreement Account or the Option Agreement Accounts (or both, as the case may be) or to remit to the Operator any funds withdrawn from the Option Agreement Accounts will be deemed immediately terminated.”;

(4)

renumbering the existing section 3.8(4) as section 3.8(5);

(5)

renumbering the existing section 3.8(5) as section 3.8(6);

(6)

inserting after section 3.9(4):

“(5)

If South32 remits to the Operator the first Capital Advance with respect to a Tranche, then it must remit to the Operator all Capital Advances in respect of such Tranche in accordance with section 3.9(4).

(6)

Any Capital Advance is to be treated as a contribution for future capital increases (Aportaciones para futuros aumentos de capital)”.

(7)

deleting sections 3.11(1)(a) and 3.11(1)(b) and substituting:

“(a)

remit to the Company the amount of the Additional Income Tax, less the amount of any payment made, or to be made, pursuant to section 4.10(2), which amount may be allocated at the sole discretion of the Silver Bull Parties; and

(b)

indemnifies the Company for the Additional Income Tax incurred by the Company, less any payment made, or to be made, pursuant to section 4.10(2).

(8)

deleting section 4.10(2) in its entirety and substituting:

“(2)

Subject to section 14.15, if this Agreement is terminated in accordance with section 4.9 and South32 has remitted to the Operator the first Capital Advance with respect to a Tranche, then South32 will pay to the Operator the difference between the total value of the Approved Budget in relation to the relevant Tranche and the amount remitted to the Operator as of the date specified in the notice given by South32 pursuant to section 4.9(2), less any payments made, or to be made, pursuant to section 4.10 (1)(a).

(3)

Termination will not release or discharge any Party from any Claim that arose or accrued prior to the date of termination.”

4.

Effect of Amendments

Each Party consents to and agrees to be bound by the Agreement as amended by this amending agreement. In the event of any inconsistency between the terms of the Agreement and the terms of this amending agreement, the terms of this amending agreement will prevail.

5.

Counterparts

This amending agreement may be executed by the Parties in counterparts and may be delivered by facsimile or electronic mail, each of which when delivered will be deemed an original and all of which will constitute one and the same agreement.

Yours truly,

South32 International Investment Holdings Pty Ltd

Brian Purdy - Director

/s/ Brian Purdy
for Silver Bull Resources Inc. for Minera Metalin S.A, de C.V.

/s/ Tim Barry
Tim Barry
Chief Executive Officer
for Contratistas de Sierra Mojada S.A. de C.V.